Exhibit 10.1 as filed with 10-Q
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SETTLEMENT AND PATENT LICENSE AGREEMENT
This Settlement and Patent License Agreement (“Agreement”), effective as of September 21, 2012 (“Effective Date”), is made by and between TiVo Inc., a Delaware corporation (“TiVo”), and Verizon Communications Inc., a Delaware corporation (“Verizon”). TiVo and Verizon are each referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, TiVo and Verizon are parties to the following lawsuit: TIVO INC. v. VERIZON COMMUNICATIONS INC., et al.; Case No. 2:09-CV-257-JRG, United States District Court for the Eastern District of Texas (the “Pending Litigation”); and
WHEREAS, the Parties have agreed, among other things, to settle such Pending Litigation and also grant one another beneficial patent licenses pursuant to the terms set forth below.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and other terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
Section 1. DEFINITIONS AND CONSTRUCTION
In this Agreement, capitalized terms have the meanings set forth below or otherwise ascribed herein:
1.1.    “Additional Subscriber” means any Person who is or becomes a DVR Subscriber of an MVPD or MVPD Service that becomes owned or controlled by Verizon or any of its Subsidiaries as a result of a Subscriber Acquisition Transaction (“Acquired MVPD Service”), except for any subscriber of such Acquired MVPD Service who at the time of closing [*].
1.2.    “Advanced Television Field” means any system, apparatus, method, or process that facilitates or is related to [*]. In addition, any system, apparatus, method, or process that would, in the absence of a license, directly or indirectly infringe any Verizon Patent-In-Suit, Verizon Related Patent, TiVo Patent-In-Suit, or TiVo Related Patent, as applicable, will be deemed to be a system, apparatus, method, or process in the Advanced Television Field for purposes of the licenses under the applicable Verizon Patent-In-Suit, Verizon Related Patent, TiVo Patent-In-Suit, or TiVo Related Patent.
1.3.    “Affiliate” means, with respect to a given Person (the “Subject Person”), any other Person that now or hereafter controls, is under the control of, or is under common control with the Subject Person, where control means direct or indirect ownership or control of more than fifty percent (50%) of the Voting Power of another Person. A Person will be deemed to be an Affiliate of the Subject Person under this Agreement only so long as such control exists.
1.4.    “Agreement” has the meaning given to it in the preamble of this Agreement.
1.5.    “Change of Control” of a Person (“Subject Entity”) means any of the following: (i) any merger, reorganization, share exchange, consolidation, business combination or other transaction or series of related transactions in which the holders of more than fifty (50%) of the Voting Power of the Subject

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Entity immediately prior to such transaction or series of related transactions will not hold more than fifty (50%) of the Voting Power of the surviving Person immediately after such transaction or series of transactions; (ii) any sale, lease, transfer or other disposition of all or substantially all of the Subject Entity’s assets where the current holders of more than fifty (50%) of the Voting Power of the Subject Entity immediately prior to such transaction or series of related transactions will not hold more than fifty (50%) of the Voting Power of the acquiring Person immediately after such transaction or series of transactions; or (iii) any Person or “group” (as such term is used in Rule 13d-5 under the United States Securities Exchange Act of 1934) who does not hold more than 50% of the total Voting Power of the Subject Entity as of the Effective Date becomes the beneficial owner, directly or indirectly, of more than 50% of the total Voting Power of the Subject Entity.
1.6.    “Current Subsidiary” means any Person that is a Subsidiary of a Party as of the Effective Date.
1.7.    “[*]” means that [*].
1.8.    “Dismissal Motions” has the meaning given to it in Section 2.4.
1.9.    “DVR” means [*] product that enables [*] an MVPD Service [*] to a storage medium (e.g., a hard disk drive) and [*] the play back of recorded content.
1.10.    “DVR Subscriber” means any Verizon Subscriber: (i) with a DVR for use with the Verizon Service; or (ii) to whom Verizon otherwise makes available [*] provided by the Verizon Service [*].
1.11.    “Effective Date” has the meaning given to it in the preamble of this Agreement.
1.12.    “Excluded Products” means: (i) any products or services [*]; and (ii) any products or services sold or distributed by or for Verizon or any of its Subsidiaries (x) that [*], or (y) [*]. As used in this Agreement a product will not be [*].
1.13.    “Fee” has the meaning given to it in Section 4.1.
1.14.    “Future Subsidiary” means any Person that becomes a Subsidiary of a Party after the Effective Date.
1.15.    “Initial Payment” means the first Installment Payment under Section 4.1 in the amount of $100,000,000.00.
1.16.    “Licensed Patents” means the Verizon Licensed Patents and/or TiVo Licensed Patents, as applicable.
1.17.    “Licensed Products” means the Verizon Licensed Products and/or TiVo Licensed Products, as applicable.

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.18.    “ [*]” means any [*] video program that is transmitted or otherwise made available [*]. By way of example and not of limitation, a video program transmitted [*].
1.19.    “MVPD” or “Multichannel Video Programming Distributor” means any telco (including AT&T and Verizon), cable operator, multichannel multipoint distribution service provider, direct broadcast satellite service provider, television receive-only satellite program distributor or other Person who makes available for purchase, by subscribers or customers, multiple channels of video programming, and any Affiliates of Persons providing such services.
1.20.    “MVPD Service” means any satellite television service, any cable television service (including Verizon FiOS TV), any IPTV television service, and any other service [*] sold by an MVPD on a subscription basis comparable to video programming offerings being provided by any satellite, cable, or IPTV television services as of the Effective Date.
1.21.    “Patent Challenge” means any legal or equitable action, litigation, arbitration, opposition, reexamination, entitlement proceeding, revocation, action for annulment, action for cancellation or other legal or administrative proceeding anywhere in the world that challenges the validity or enforceability of any of the Licensed Patents.
1.22.    “Patents” means all classes or types of patents other than design patents (including originals, divisions, continuations, continuations-in-part, extensions, reissues or counterparts) and all applications (including provisional applications) for these classes or types of patents, in all cases, throughout the world.
1.23.    “Pending Litigation” has the meaning given to it in the first recital of this Agreement.
1.24.    “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).
1.25.    “Press Release” has the meaning given to it in Section 7.1.
1.26.    “Subscriber Acquisition Transaction” means any agreement, arrangement or other transaction or series of related transactions in which either (i) Verizon or any of its Subsidiaries acquires all or substantially all of the business or assets of a Third Party MVPD, whether by assignment, operation of law or otherwise; (ii) Verizon or any of its Subsidiaries acquires directly or indirectly, more than fifty percent (50%) of the Voting Power of any Third Party MVPD; or (iii) Verizon or any of its Subsidiaries participates in the transfer or transition of customers or subscribers from an MVPD Service of a Third Party to the Verizon Service after the occurrence of any of (i)-(ii) above or in connection with any other agreement or arrangement with any Third Party MVPD resulting in the acquisition or transfer of subscribers to the Verizon Service, including any system acquisition, subscriber acquisition, or termination or winding down of a Third Party MVPD Service.

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.27.    “Subsidiary” means, as to any Person (“Subject Person”), any other Person that is now or hereafter controlled by the Subject Person, where control means direct or indirect ownership or control of more than fifty percent (50%) of the Voting Power of another Person. A Person shall be a Subsidiary of the Subject Person only during such time as such control exists. Verizon Wireless and/or Verizon-Redbox are each a Subsidiary of Verizon as of the Effective Date and will remain a Subsidiary so long as Verizon has direct or indirect ownership or control of more than fifty percent (50%) of the Voting Power of Verizon Wireless and/or Verizon-Redbox, as applicable.
1.28.    “Taxes” means all applicable sales, use, withholding, excise, value added, and similar taxes, and duties, surcharges, and other charges levied by any governmental authority in connection with the Fees paid or payable under this Agreement.
1.29.    “Third Party” means any Person other than TiVo, Verizon, or any of their respective Subsidiaries as of the pertinent time.
1.30.    “Threshold Amounts” means, with respect to any month in a calendar year during the Term, an amount equal to the number identified in Exhibit D for the respective calendar year (as adjusted pursuant to Section 9.5). For clarity, the Threshold Amount will be the same for each month in a particular calendar year (subject to adjustment pursuant to Section 9.5).
1.31.    “TiVo Distribution Partners” means Third Parties (including MVPDs) who license or otherwise distribute or resell TiVo Licensed Products.
1.32.    “TiVo Licensed DVR” means a DVR for which TiVo has granted a license under one or more of the TiVo Patents-In-Suit that remains in effect after a respective Subscriber Acquisition Transaction. TiVo Licensed DVR also includes [*].
1.33.    “TiVo Licensed Patents” means any and all Patents worldwide owned or controlled by TiVo or any of its Subsidiaries at any time during the Term that are applicable to the Advanced Television Field, except any Patents the license or release of which requires the payment of consideration to an unaffiliated Third Party. Without limiting the foregoing, TiVo Licensed Patents shall be deemed to include: (a) 6,233,389, 7,493,015 and 7,529,465 (the “TiVo Patents-In-Suit”), and (b) any continuations, continuations-in-part, divisionals, reissues, and foreign counterparts of the TiVo Patents-In-Suit and any other Patents that claim priority directly or indirectly from the TiVo Patents-In-Suit or the applications from which the TiVo Patents-In-Suit issued (collectively, the “TiVo Related Patents”).
1.34.    “TiVo Licensed Products” means any system, apparatus, method, process or other implementation in the Advanced Television Field that is directly or indirectly used, sold, leased or otherwise provided by or on behalf of TiVo or any of its Subsidiaries, including [*]. By way of example and not of limitation, this includes [*]. For purposes of clarification, TiVo Licensed Products shall not include [*]. To the extent that a product of a Third Party includes [*], the product of the Third Party is not licensed with respect to [*].

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.35.    “Verizon Licensed Patents” means any and all Patents worldwide owned or controlled by Verizon or any of its Subsidiaries at any time during the Term that are applicable to the Advanced Television Field, except any Patents the license or release of which requires the payment of consideration to an unaffiliated Third Party. Without limiting the foregoing, Licensed Verizon Patents shall be deemed to include: (a) U.S. Patent Nos. 5,410,344, 5,635,979, 5,973,684, 6,367,078, 7,561,214 and 6,381,748 (collectively, the “Verizon Patents-In-Suit”); and (b) any continuations, continuations-in-part, divisionals, reissues, and foreign counterparts of any Verizon Patents-In-Suit and any other Patents that claim priority directly or indirectly from any Verizon Patents-In-Suit or the applications from which any Verizon Patents-In-Suit issued (collectively, the “Verizon Related Patents”).
1.36.    “Verizon Licensed Products” means any system, apparatus, method, process or other implementation in the Advanced Television Field that is directly or indirectly used, sold, leased or otherwise provided solely by or on behalf of Verizon or any of its Subsidiaries for use with any Verizon Service and/or any Verizon-Redbox Service, including but not limited to Verizon Software, but excluding any Excluded Products.
1.37.    “Verizon-Redbox” means the joint venture between Verizon and Redbox Automated Retail, LLC, described as of the Effective Date as “Verizon and Redbox Digital Entertainment Services, LLC.”
1.38.    “Verizon-Redbox Service” means a video service that Verizon-Redbox makes available to subscribers or customers of Verizon-Redbox through Verizon Software but excluding any service directly or indirectly sold, licensed, or otherwise transferred by or on behalf of any Third Party or that provides any Live Television.
1.39.    “Verizon Service” means any MVPD Service that Verizon, directly or through its Subsidiaries, makes available to end users, including the Verizon FiOS TV pay television service, but excluding any service directly or indirectly sold, licensed, or otherwise transferred (a) by or on behalf of any MVPD other than Verizon or any of its Subsidiaries or (b) for use in or with any MVPD Services of any Third Party.
1.40.    “Verizon Software” means end user software of Verizon or any of its Subsidiaries, in object code, executable, or binary form, that is provided directly or indirectly by Verizon or any of its Subsidiaries to Verizon Subscribers or subscribers to any Verizon-Redbox Service to access video programming provided by any Verizon Service or Verizon-Redbox Service and is not capable of accessing any MVPD Service of any Third Party (other than through a reconfiguration not permitted by Verizon or any of its Subsidiaries).
1.41.    “Verizon Subscriber” means a subscriber to a Verizon Service. Each customer account will be considered a separate Verizon Subscriber, regardless of the number of end users associated with such customer account. In addition, each dwelling unit within a multi-dwelling unit (for example, an apartment, condo, hotel room or dormitory building) that receives any Verizon Service will be considered a separate subscriber for purposes of determining the number of Verizon Subscribers.

1.42.    “Verizon Wireless” means Cellco Partnership d/b/a Verizon Wireless, a Delaware partnership, with offices located at One Verizon Way, Basking Ridge, New Jersey 07920.
1.43.    “Voting Power” means the right to exercise voting power with respect to the election of directors or similar managing authority of a Person (whether through direct or indirect beneficial ownership of shares or securities of such Person or otherwise).
1.44.    Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating also “but not limited to” or “without limitation”; (ii) the word “day” or “month” means a calendar day or calendar month unless otherwise specified; (iii) the words “notice” and “requests” mean notice or request in writing (whether or not specifically stated) and shall include notices, consents, approvals, and other legally operative communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby,” and derivative or similar words refer to this Agreement; (v) provisions that require that a Party or the Parties to “agree,” “consent,” or “approve,” or the like shall require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, or otherwise; (vi) “and/or” shall be defined to be inclusive and not exclusive and “A, B and/or C” shall mean any and all of A; B; C; A and B; A and C; B and C; and A, B and C; (vii) words of any gender include the other gender; (viii) words using the singular or plural number also include the plural or singular number, respectively; and (ix) references to any specific article, section, or other division thereof shall be deemed to include the then-current amendments thereto.
Section 2.    RELEASES AND SETTLEMENT
2.1.    TiVo Limited Release. Effective upon receipt by TiVo of the Initial Payment, TiVo, on behalf of itself and its Current Subsidiaries, hereby irrevocably releases and forever discharges:
(a)    Verizon and its Current Subsidiaries and their respective agents, representatives, officers, employees, directors and attorneys in their capacity as such, from any and all claims, losses, damages, or liability of any kind and nature, at law, in equity, or otherwise, known and unknown, with respect to infringement (whether direct or indirect and whether or not willful) of the TiVo Licensed Patents;
(b)     direct and indirect suppliers of products and/or services to Verizon and its Current Subsidiaries that are (or are used in, or are used in support of) any Verizon Licensed Products for the FiOS TV pay television service (“Verizon Suppliers”) from any and all claims, losses, damages, or liability of any kind and nature, at law, in equity, or otherwise, known and unknown, with respect to infringement (whether direct or indirect and whether or not willful) of the TiVo Licensed Patents by the particular units of products supplied or the particular services rendered directly or indirectly by such Verizon Supplier to or on behalf of Verizon and/or its Subsidiaries prior to the Effective Date for use in or with any Verizon Licensed Product for the FiOS TV pay television service solely to the extent that such infringement would have been licensed under this Agreement if it had occurred after the Effective Date;

(c)    Verizon Subscribers for possession and/or use of any Verizon Licensed Products for the FiOS TV pay television service prior to the Effective Date from any and all claims, losses, damages, or liability of any kind and nature, at law, in equity, or otherwise, known and unknown, with respect to infringement (whether direct or indirect and whether or not willful) of the TiVo Licensed Patents by use of Verizon Licensed Products for the FiOS TV pay television service prior to the Effective Date solely to the extent that such infringement would have been licensed under this Agreement if it had occurred after the Effective Date;
(d)    Verizon Subscribers that became subscribers of a Frontier MVPD Service as a result of a merger and distribution transaction with Frontier Communications Corporation (“Frontier”) from any and all claims, losses, damages, or liability of any kind and nature, at law, in equity, or otherwise, known and unknown, with respect to infringement (whether direct or indirect and whether or not willful) of the TiVo Licensed Patents for any possession and/or use of any Verizon Licensed Products for the FiOS TV pay television service prior to July 1, 2010 solely to the extent that such infringement would have been licensed under this Agreement if it had occurred after the Effective Date and if the Frontier transaction described above had not occurred; and
(e)    Verizon Subsidiaries that became Frontier Subsidiaries as a result of a merger and distribution transaction with Frontier from any and all claims, losses, damages, or liability of any kind and nature, at law, in equity, or otherwise, known and unknown, with respect to infringement (whether direct or indirect and whether or not willful) of the TiVo Licensed Patents prior to July 1, 2010 solely to the extent that such infringement would have been licensed under this Agreement if it had occurred after the Effective Date and if the Frontier transaction described above had not occurred.
For the avoidance of doubt, no release or discharge is provided under this Section 2.1 with respect to any claim of infringement of any Patent that is not a TiVo Licensed Patent or for any activity that would be outside of the scope of the licenses granted to Verizon and its Subsidiaries under this Agreement if conducted after the Effective Date. Notwithstanding anything to the contrary, no release, license or other rights of any kind are granted to any Verizon Supplier with respect to any units of products (i) used, sold, or otherwise distributed directly or indirectly by such Verizon Supplier other than to Verizon or any of its Subsidiaries, or (ii) otherwise sold, distributed, or used outside of any Verizon Licensed Products.
2.2.    Verizon Limited Release. Verizon, on behalf of itself and its Current Subsidiaries, hereby irrevocably release and forever discharge:
(a)    TiVo and its Current Subsidiaries and their respective agents, representatives, officers, employees, directors and attorneys in their capacity as such, from any and all claims, losses, damages, or liability of any kind and nature, at law, in equity, or otherwise, known and unknown, with respect to infringement (whether direct or indirect and whether or not willful) of the Verizon Licensed Patents;
(b)    direct and indirect suppliers of products and/or services to TiVo and its Current Subsidiaries that are (or are used in, or are used in support of) TiVo Licensed Products (“TiVo Suppliers”) from any and all claims, losses, damages, or liability of any kind and nature, at law, in equity, or otherwise, known and unknown, with respect to infringement (whether direct or indirect and whether or not willful) of the Verizon Licensed Patents by the particular units of products supplied or the particular services rendered by such TiVo Supplier to or on behalf of TiVo and/or its Subsidiaries prior to the Effective Date for use in or with any TiVo Licensed Product solely to the extent that such infringement would have been licensed under this Agreement if it had occurred after the Effective Date; and
(c)    customers of TiVo Licensed Products prior to the Effective Date from any and all claims, losses, damages, or liability of any kind and nature, at law, in equity, or otherwise, known and unknown, with respect to infringement (whether direct or indirect and whether or not willful) of the Verizon Licensed Patents by use and distribution by such customers of TiVo Licensed Products prior to the Effective Date solely to the extent that such infringement would have been licensed under this Agreement if it had occurred after the Effective Date. For such purposes, customers of TiVo Licensed Products include direct and indirect customers of such TiVo Licensed Products, including TiVo Distribution Partners who license and distribute the respective TiVo Licensed Products, but only to the extent that such TiVo Distribution Partners are licensing and/or distributing the respective TiVo Licensed Products, and do not include TiVo Distribution Partners to the extent that they are licensing and/or distributing any Third Party products that are not TiVo Licensed Products.
For the avoidance of doubt, no release or discharge is provided under this Section 2.2 with respect to any claim of infringement of any Patent that is not a Verizon Licensed Patent or for any activity that would be outside of the scope of the licenses granted to TiVo and its Subsidiaries under this Agreement if conducted after the Effective Date. Notwithstanding anything to the contrary, no release, license or other rights of any kind are granted directly or indirectly to any TiVo Supplier with respect to any products (i) sold or otherwise distributed directly or indirectly by such TiVo Supplier other than to TiVo or any of its Subsidiaries, or (ii) distributed or used outside of the TiVo Licensed Products.
2.3.    Waiver of Cal. Civ. Code Sec. 1542. Effective upon receipt by TiVo of the Initial Payment, each Party, on behalf of itself and its Current Subsidiaries, hereby irrevocably and forever waives all rights it and they may have arising under California Civil Code Section 1542 (or any analogous requirement of law) with respect to the foregoing releases. Each Party, on behalf of itself and its Current Subsidiaries, understands that Section 1542 provides that:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Each Party, on behalf of itself and its Current Subsidiaries, acknowledges that it has been fully informed by its counsel concerning the effect and import of this Agreement under California Civil Code Section 1542 and other requirements of law.
2.4.    Dismissal of Pending Litigation. Concurrently with the execution of this Agreement, the Parties shall cause to be completed, executed and delivered (or have delivered) to the other Party the stipulations and joint motions (“Dismissal Motions”) requesting that the Pending Litigation between the Parties be dismissed in the form attached hereto as Exhibits A-1, A-2, A-3, and A-4. Within one (1) court day after receipt by TiVo of the Initial Payment, TiVo shall file the Dismissal Motions. The Parties shall cooperate in taking reasonable actions as might be required to dismiss the Pending Litigation.

2.5.    Inter Partes Petitions and Notices. Concurrently with the execution of this Agreement, the Parties shall cause to be completed, executed and delivered (or have delivered) to the other Party the notices to withdraw from (in the case of Verizon) and the petitions to vacate (in the case of TiVo) the inter partes reexaminations of U.S. Patent Nos. 7,493,015 and 7,529,465 in the forms attached hereto as Exhibits B-1, B-2, B-3, and B-4. Within one (1) U.S. Patent and Trademark Office day after the court enters a dismissal of the Pending Litigation, TiVo shall file the executed petitions to vacate and Verizon shall file the executed notices to withdraw with the U.S. Patent and Trademark Office.
2.6.    No Admission. This Agreement is entered into in order to compromise and settle disputed claims, without any admission of liability or other acquiescence on the part of any Party as to the merit of any claim, defense, affirmative defense or counterclaim in the Pending Litigation (except to the extent expressly set forth in the Dismissal Motions).
2.7.    Attorneys’ Fees and Costs. Each Party shall be responsible for its own costs and attorneys’ fees in connection with the Pending Litigation and the negotiation of this Agreement.

Section 3.    LICENSES
3.1.    License to Verizon. Effective upon receipt by TiVo of the Initial Payment, and subject to Verizon’s satisfaction of its ongoing payment obligations set forth in Section 4, TiVo, on behalf of itself and its Current Subsidiaries and Future Subsidiaries, hereby grants and agrees to grant to Verizon and its Current Subsidiaries and Future Subsidiaries a worldwide, non-exclusive, non-transferable (except as provided in Section 9.4) license, with no right to grant sublicenses, solely under the TiVo Licensed Patents, to make, have made (subject to Section 3.3), use, offer for sale, sell, import, export, lease, distribute, and/or otherwise dispose of, directly or indirectly, any Verizon Licensed Products for use in or with any Verizon Service or Verizon-Redbox Service, as applicable; provided, however, that such license does not extend to use of any Excluded Products other than as set out in this Section. The above license includes the right for Verizon Subscribers and subscribers to any Verizon-Redbox Service to [*] within the scope of the above license for the Verizon Service or Verizon-Redbox Service, as applicable. For the avoidance of doubt, the foregoing license includes the right of Verizon Subscribers and subscribers to any Verizon-Redbox Service to [*], so long as such use is within the scope of the above license. For the further avoidance of doubt, any Verizon Software provided, directly or indirectly, by Verizon or any of its Subsidiaries to Verizon Subscribers prior to the Effective Date for the Verizon Service is subject to the releases under Section 2.1 and will be deemed covered by the licenses under this Section 3.1 for use of such products during the Term within the scope of and as permitted by the license granted to Verizon under this Section 3.1 for any Verizon Service (including [*]).[*].
3.2.     License to TiVo. Verizon, on behalf of itself and its Current Subsidiaries and Future Subsidiaries, hereby grants and agrees to grant to TiVo and its Current Subsidiaries and Future Subsidiaries a royalty-free, worldwide, non-exclusive, non-transferable (except as provided in Section 9.4) license, with no right to grant sublicenses, solely under the Verizon Licensed Patents, to make, have made (subject to Section 3.3), use, offer for sale, sell, import, export, lease, distribute, and/or otherwise dispose of TiVo Licensed Products. The license above extends to [*], and to the use of such TiVo Licensed Products (including [*]) by [*] customers of TiVo, [*], but only for such TiVo Licensed Products. For the avoidance of doubt, the foregoing license includes the right of such customers to [*], so long as such use is within the scope of the above license. For the further avoidance of doubt, TiVo Licensed Products sold or licensed directly or indirectly by TiVo or its Subsidiaries prior to the Effective Date are subject to the releases under Section 2.2 and will be deemed covered by the license under this Section 3.2 for use of such products during the Term within the scope of and as permitted by the license granted to TiVo under this Section 3.2 (including [*]).[*].
3.3.    Have Made Rights. The rights granted to a Party (“Grantee”) to have products made for such Party by a Third Party under the licenses granted under Sections 3.1 and 3.2 above shall apply whenever the products are purchased by such Party for use within the scope of the license granted to the Grantee above, whether the designs and specifications for the manufacture of such products are furnished to such Third Party by the Grantee and the products are made by such Third Party for the account of the Grantee or the Grantee orders products “off-the-shelf” (including components that do not themselves meet the definition of Licensed Products but that are for incorporation into Licensed Products), provided, however, that such products are not purchased for resale back to, or on behalf of, such Third Party or any

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Affiliate of such Third Party. Notwithstanding anything to the contrary, no release, license or other rights of any kind are granted directly or indirectly to any Verizon Supplier or TiVo Supplier with respect to any products sold or otherwise distributed directly or indirectly by such supplier other than to Grantee or its Subsidiaries, or distributed or used outside of the Verizon Licensed Products or TiVo Licensed Products, as applicable.
3.4.         Subsidiary Licenses.
(a)    Each Party intends for this Agreement to extend to all of its Subsidiaries with respect to the applicable licenses granted by such Party to the other Party under this Agreement. The Parties agree that, to the extent they are not already bound, each Party shall ensure that all such Subsidiaries are bound by the terms of this Agreement.
(b)    Except as set forth in Section 9.4 or Section 9.5, the licenses and immunities granted to a Subsidiary under this Section 3 shall terminate on the date such Subsidiary ceases to be a Subsidiary of a Party. [*]. For clarity, all products and services of a Subsidiary of a Party that were licensed under this Agreement within the scope and as permitted under the license granted to such Subsidiary under this Agreement prior to the date such entity ceased to be a Subsidiary of a Party shall remain licensed with respect to periods of time prior to the date such entity ceased to be a Subsidiary of a Party. If a Subsidiary ceases to be a Subsidiary and holds, at or before such time, any Patents under which the other Party and/or its Subsidiaries is licensed, such license shall continue for the Term with respect to such Patents and any divisions, continuations, continuations-in-part, extensions, reissues or counterparts of such Patents.
(c)    If a Person becomes a Subsidiary of a Party after the Effective Date, then such Person, upon becoming a Subsidiary, shall be granted the applicable license set forth in this Section 3; provided, however, that the licenses to Verizon and its Subsidiaries shall be subject to the payment obligations in Section 4, including, if applicable, the obligation to make Additional Payments for Additional Subscribers acquired by Verizon or its Subsidiaries in any Subscriber Acquisition Transaction as set forth in Section 4.3.
3.5.    No Other Rights. No releases, rights or licenses are granted under any Patents except as expressly provided herein, whether by implication, estoppel or otherwise. Without limiting the foregoing sentence: (i) no right to grant sublicenses is granted under the licenses set forth this Agreement; and (ii) no right or license is granted under any copyrights, trademarks, mask work rights, or trade secret rights of either Party or any of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, no releases, licenses, or other rights whatsoever are granted or conveyed by TiVo or any of its Subsidiaries with respect to any MVPD or MVPD Services other than any Verizon Service, or for any products supplied directly or indirectly to or for any MVPD or MVPD Services other than any Verizon Service.
3.6.    [*]. During the Term, each Party shall use commercially reasonable efforts to [*], in each case in a commercially reasonable time frame not to exceed 75 days after receipt of written notice from the other Party [*] (as updated by written notice from time to time). The obligations under this Section 3.6 may be satisfied [*]. For purposes of clarification, neither Party will be in breach of this Section 3.6 if

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

it [*] after the applicable written notice under this Section 3.6. Compliance with this Section 3.6 shall not be and not deemed to [*].
3.7.    Patent Challenges.
(a)    By Verizon. So long as the license granted in Section 3.1 remains in effect and the respective TiVo Licensed Patent has not been asserted after the Effective Date against Verizon or any of its Subsidiaries or with respect to their respective products or services, Verizon and its Subsidiaries shall not directly or indirectly make or cause to be made, or participate or assist in making, any Patent Challenge with respect to such TiVo Licensed Patents. If Verizon or any of its Subsidiaries breaches this Section 3.7(a), TiVo shall notify Verizon in writing of such breach and Verizon shall have [*] to cure the breach (if possible). If Verizon fails to cure the breach by the end of this period, TiVo shall be entitled to terminate the license granted in Section 3.1 with respect to the Patent(s) subject to the Patent Challenge, and pursue all other remedies available at law or equity.
(b)    By TiVo. So long as the license granted in Section 3.2 remains in effect and the respective Verizon Licensed Patent has not been asserted after the Effective Date against TiVo or any of its Subsidiaries or with respect to their respective products or services, TiVo and its Subsidiaries shall not directly or indirectly make or cause to be made, or participate or assist in making, any Patent Challenge with respect to such Verizon Licensed Patents. If TiVo or any of its Subsidiaries breaches this Section 3.7(b), Verizon shall notify TiVo in writing of such breach and TiVo shall have [*] to cure the breach (if possible). If TiVo fails to cure the breach by the end of this period, Verizon shall be entitled to terminate the license granted in Section 3.2 with respect to the Patent(s) subject to the Patent Challenge, and pursue all other remedies available at law or equity.
(c)    Breach. The Parties agree that any breach of Sections 3.7(a) or 3.7(b) is likely to cause irreparable harm to the non-breaching Party. Accordingly, each Party hereby agrees that the other Party may seek the entry of temporary, preliminary and permanent injunctive relief to remedy any breach of either Sections 3.7(a) or 3.7(b). For the avoidance of doubt, it will not be considered a breach of Sections 3.7(a) or 3.7(b) for either Party or its Subsidiaries to formally respond in writing or in a deposition under oath to a duly issued Third Party subpoena or other lawfully issued discovery requests or court order.
3.8.    Defensive Suspension. During the [*] month period following the Effective Date:
(a)    If TiVo or any of its Subsidiaries files suit against Verizon or any of its Subsidiaries for infringement of (i) any TiVo Licensed Patent with respect to a product or service not licensed under this Agreement, or (ii) any Patent that is not a TiVo Licensed Patent, then Verizon may suspend the license granted under Section 3.2 of this Agreement with respect to TiVo and its Subsidiaries for any or all of the Verizon Licensed Patents as of the date such litigation is filed. The license to TiVo and its Subsidiaries will be reinstated upon any dismissal or settlement of the claims made by TiVo or any of its Subsidiaries against Verizon or any of its Subsidiaries.

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    If Verizon or any of its Subsidiaries files suit against TiVo or any of its Subsidiaries for infringement of (i) any Verizon Licensed Patent with respect to a product or service not licensed under this Agreement, or (ii) any Patent that is not a Verizon Licensed Patent, then TiVo may suspend the license granted under Section 3.1 of this Agreement with respect to Verizon and its Subsidiaries for any or all of the TiVo Licensed Patents as of the date such litigation is filed. The license to Verizon and its Subsidiaries will be reinstated upon any dismissal or settlement of the claims made by Verizon or any of its Subsidiaries against TiVo or any of its Subsidiaries.
(c)    Nothing in this Section 3.8 or the exercise of any rights under this Section 3.8 by either Party will affect the other obligations under this Agreement, including Verizon’s obligations to make payments under Section 4.
Section 4.    PAYMENT
4.1.    Payment to TiVo. Verizon shall pay TiVo a non-refundable payment in the aggregate amount of $250,400,000 (“Fee”) except to the extent the Fee is reduced in accordance with Section 4.2, and with payment being made in installments according to the following payment schedule:

Payment No.	Due Date	Payment Amount (before any Section 4.2 Credit)	Net Payment*
1	No later than the fifth business day after the Effective Date	$100,000,000 (“Initial Payment”)	$100,000,000
2 and 3	Within thirty (30) days after the last day of each calendar quarter in 2012, beginning with the quarter ending September 30, 2012	$6,016,000 per quarter	$6,016,000 per quarter
4, 5, 6 and 7	Within thirty (30) days after the last day of each calendar quarter in 2013	$6,016,000 per quarter	$6,016,000 for Q1, $4,679,636.36 for Q2, Q3 and Q4
8, 9, 10 and 11	Within thirty (30) days after the last day of each calendar quarter in 2014	$6,016,000 per quarter	$4,679,636.36 per quarter
12, 13, 14 and 15	Within thirty (30) days after the last day of each calendar quarter in 2015	$6,016,000 per quarter	$4,679,636.36 per quarter
16, 17, 18 and 19	Within thirty (30) days after the last day of each calendar quarter in 2016	$6,016,000 per quarter	$4,679,636.36 per quarter
20, 21, 22 and 23	Within thirty (30) days after the last day of each calendar quarter in 2017	$6,016,000 per quarter	$4,679,636.36 per quarter
24, 25 and 26**	Within thirty (30) days after the last day of each calendar quarter, ending with the quarter ending September 30, 2018	$6,016,000 per quarter	$4,679,636.36 per quarter
Total		$250,400,000	$221,000,000

*Assuming that Verizon has provided [*] (as such terms are defined in the [*]) in [*], as described in Section 4.2 below.
**Payments continue through the end of the calendar quarter ending September 30, 2018 despite expiration of the Agreement on July 31, 2018 for the convenience of the Parties.
Each of quarterly payments set forth in 2 – 26 of the above table are hereinafter referred to as an “Installment Payment” and collectively as the “Installment Payments”.
4.2.    [*]. If Verizon elects to [*] in accordance with [*], then Verizon will receive a credit of $445,454.55 per month [*] (up to a maximum amount of $29,400,000) toward the Fee so long as Verizon meets its material obligations [*], beginning in the first full month in which Verizon [*]. If Verizon breaches any of its material obligations [*], including Verizon’s failure to [*], and fails to cure any such breach [*], then Verizon will be considered in breach of a material obligation [*] solely for purposes of this Section 4.2 and will not be considered in breach under any other provision of this Agreement, and shall immediately pay to TiVo [*] and will not be eligible to receive any additional credits under this Section 4.2. Except as expressly set forth in this Section 4.2, in no event shall any credit or payment be provided or due under this Agreement [*] from TiVo or any of its Subsidiaries to Verizon or any of its Subsidiaries.
4.3.    Additional Monthly DVR Subscriber Fees. If the number of DVR Subscribers (including cumulative Additional Subscribers) on the last day of any month during the Term (each a “Calculation Date”) exceeds the applicable Threshold Amount, then Verizon shall pay TiVo an amount for that month equal to (a) the number of DVR Subscribers over the applicable Threshold Amount on such Calculation Date, multiplied by (b) [*] (“Additional Payments”). For example, if the number of DVR Subscribers on June 30, 2014 is [*], it exceeds the applicable Threshold Amount of [*] by [*], and Verizon will pay to TiVo an Additional Payment in the amount of [*] for that month. Verizon shall report and pay Additional Payments due under this section quarterly within thirty (30) days after the last day of each calendar quarter during the Term (beginning with the calendar quarter ending September 30, 2012 and ending with the calendar quarter ending September 30, 2018). The Additional Payments under this Section 4.3 are in addition to the Installment Payments to be paid under Section 4.1.
4.4.    Payments; Taxes.
(a)    Each payment from Verizon to TiVo under this Agreement, including the Fee payments and any Additional Payments, shall be made in U.S. dollars in immediately available funds by wire transfer pursuant to the following instructions (or in accordance with such other wire transfer instructions provided by notice from TiVo):
Bank Name:        [*]
SWIFT code:        [*]
ABA #:        [*]
Account Name:    [*]
Account Number:    [*]

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    All Fee payments and Additional Payments shall be remitted so that they are received by TiVo in the amounts and according to the schedule set forth in Sections 4.1 and 4.3, as applicable. Verizon acknowledges and agrees that, in light of TiVo’s obligation to forbear from pursuing litigation with respect to the activities that are licensed and/or released hereunder, this Agreement shall remain in force, and the obligation of Verizon to make the payments to TiVo in accordance with Sections 4.1, 4.2 and 4.3 shall be absolute, unconditional, noncontingent (except as otherwise set forth in Section 4.3), noncancellable and nonrefundable, and shall not be subject to any abatement, set-off, claim, counterclaim, adjustment, reduction or defense for any reason, including, but not limited to, any claims that TiVo failed to perform under this Agreement, termination or breach of this Agreement, the use or non-use by Verizon of the license under Section 3.1, or the invalidity, unenforceability, or modification of one or more of the Licensed Patents. Verizon hereby forever waives any right to challenge or dispute the Fee to be paid pursuant to the terms and conditions of this Agreement.
(c)    All taxes shall be the financial responsibility of the Party obligated to pay such taxes as determined by the applicable law and neither Party is or shall be liable at any time for any of the other Party’s taxes incurred in connection with or related to amounts paid under this Agreement. Fees and other amounts to be paid by Verizon pursuant to this Section 4 are payable in full to TiVo without reduction for Taxes (including any withholding tax), provided that TiVo timely delivers an IRS W-9 form to Verizon. All payments under this Agreement will be made by Verizon or its U.S. based designee to TiVo or TiVo’s U.S. based designee.
4.5.    Breach of Payment Obligation. If the Initial Payment, any Installment Payment, or any undisputed Additional Payment is not made in full by Verizon to TiVo on the due date, and has not been paid in full by Verizon within thirty (30) days after written notice of such breach from TiVo, then the entire sum of any and all unpaid payments, and any portion thereof, as set forth in Section 4.1 ($250,400,000.00, less the sum of any Installment Payments made by Verizon to TiVo and any credits received to date by Verizon) that are due or will become due shall all be deemed due and owing upon written notice from TiVo to Verizon and immediately paid in full by Verizon to TiVo following receipt of such written notice. Past due amounts shall be subject to a monthly service charge of [*] per month of the unpaid balance or the maximum rate allowable by law, whichever is less. In addition to all other sums payable hereunder, other than with respect to a good faith dispute as to any Additional Payments due, Verizon shall pay all reasonable out-of-pocket expenses incurred by TiVo, including fees and disbursements of counsel, in connection with collection and other enforcement proceeding resulting therefrom. The foregoing obligation in no way limits any other rights or remedies available to TiVo or Verizon.
4.6.    Reporting; Audit Right. Within thirty (30) days after the end of each calendar quarter during the Term, Verizon shall provide to TiVo a report detailing the number of Verizon Subscribers and DVR Subscribers as of the Calculation Date for each month during such quarter, any Subscriber Acquisition Transactions and cumulative Additional Subscribers (in aggregate and for each Subscriber Acquisition Transaction) as of the Calculation Date for each month during such quarter and the total Additional Payments due for each month during such quarter. During the Term and for [*] thereafter,

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

TiVo shall have the right, at its expense, not more than [*] per calendar year, to have an independent certified public accounting firm, review or audit applicable books and records for the purpose of verifying the reports and payments under this Section 4. Any such audit shall be conducted during regular business hours, begin upon no less than [*] prior written notice, and shall be subject to reasonable confidentiality restrictions. Verizon shall keep accurate and complete records to allow such independent certified public accounting firm to determine such compliance. Any discrepancy in the amounts owed and paid by Verizon (plus interest at the rate set forth in Section 4.5) will be paid within [*] of the written notice of the results of the audit being delivered by the auditor. If any audit results in a determination that Verizon has underpaid amounts due hereunder by more than [*] for the time period audited, then in addition to any other rights and remedies available to TiVo, and in addition to Verizon’s obligation to pay such unpaid amounts plus interest as set forth in Section 4.5, Verizon shall, within thirty (30) days, reimburse TiVo for all out of pocket costs and expenses incurred in connection with such audit. If any audit results in a determination that Verizon has overpaid amounts due hereunder, the amount of such overpayment shall be credited against future payments owed or refunded to Verizon if no additional payments are owed.
Section 5.    TERM AND TERMINATION
5.1.     Term.    The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until 11:59 PM (Pacific time) on July 31, 2018 (the “Term”), unless earlier terminated as set forth below.
5.2.     Termination.
(d)    If Verizon breaches any of its payment obligations under Section 4.1 or any of its undisputed payment obligations under Section 4.3 and does not cure by making such payment in full within [*] after written notice of such breach from TiVo (including late charges and expenses under Section 4.5), then TiVo shall have the right to terminate the rights and licenses granted to Verizon and its Subsidiaries under this Agreement. In such event, licenses and other rights granted to Verizon and its Subsidiaries shall immediately terminate. The rights and licenses granted to TiVo and its Subsidiaries in Sections 2 and 3 shall survive. TiVo shall not have the right to terminate as set out in this Section 5.2(a) if Verizon satisfies the payment obligation set out in Section 4.5. Except as expressly set forth in this Section 5.2(a) and Section 3.8, TiVo shall have no right to terminate the rights and licenses granted to Verizon and its Subsidiaries under this Agreement for any reason.
(e)    Except as expressly set forth in Section 3.8, Verizon shall have no right to terminate the rights and licenses granted to TiVo and its Subsidiaries under this Agreement for any reason.
(f)    Upon expiration or termination of this Agreement, the releases granted to each Party and its Subsidiaries under Section 2 will survive; however, the licenses granted to each Party and its Subsidiaries under Section 3 shall terminate, except with respect to those units of Licensed Products distributed by a Party or its Subsidiaries to Third Parties on or prior to the expiration or termination within the scope and as permitted under the license granted to such Party under this Agreement.

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(g)    Sections 1, 2.1, 2.2, 2.3, 4.1, 4.2, 4.3 (with respect to accrued payment obligations), 4.4, 4.5, 4.6 (to the extent set forth therein), 5.2(c), 5.2(d), 7 and 9 shall survive any termination or expiration of this Agreement for any reason.
Section 6.    REPRESENTATIONS, WARRANTIES, AND COVENANTS
6.1.    Representations and Warranties.
(h)    Each Party represents and warrants to the other Party, as of the Effective Date, that: (i) it is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement; and (ii) this Agreement is a legal, valid, and binding obligation enforceable against each of the Parties in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws, from time to time in effect, affecting creditor’s rights generally.
(i)    TiVo represents and warrants to Verizon, as of the Effective Date, that it has the right to grant the licenses set forth herein to the TiVo Licensed Patents.
(j)    Verizon represents and warrants to TiVo, as of the Effective Date, that: (i) it has the right to grant the licenses set forth herein to the Verizon Licensed Patents; (ii) Verizon Services Corp., Verizon Corporate Resources Group, LLC, Verizon Corporate Services Group Inc., Verizon Data Services LLC, and their Subsidiaries and any other Person established or maintained by Verizon or its Subsidiaries for holding rights to Patents on behalf or for the benefit of Verizon or any of its Subsidiaries are (and will be deemed to be) Subsidiaries for purposes of the licenses and releases granted to TiVo and its Subsidiaries herein; (iii) Verizon holds more than fifty percent (50%) of the Voting Power of each of Verizon Wireless [*]; and (iv) the merger and distribution transaction with Frontier described in Section 2.1(d) was completed effective July 1, 2010 [*].
6.2.    Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 6.1, RIGHTS WITH RESPECT TO PATENTS ARE PROVIDED “AS IS,” AND NO PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES BY VIRTUE OF THIS AGREEMENT, WHETHER EXPRESS OR IMPLIED. Without limiting the foregoing disclaimer, it is understood and agreed that nothing in this Agreement shall be construed as:
(d)    a warranty or representation by any Party as to the validity or scope of any of its Patents;
(e)    a warranty or representation by any Party that any manufacture, sale, use or other disposition of products by another Party has been or will be free from infringement of any Patents;
(f)    an agreement by any Party to bring or prosecute actions or suits against any other Person for infringement, or conferring any right to the other Party to bring or prosecute actions or suits against any other Person for infringement;

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(g)    except to comply with requirements under Section 3.6, conferring upon any Party or its Subsidiaries any right to include in advertising, packaging or other commercial activities related to its products and services licensed under this Agreement, any reference to another Party (or any of its Subsidiaries), its trade names, trademarks or service marks in a manner which would be likely to cause confusion as to source of origin or to indicate that such product or service licensed under this Agreement is in any way certified by the other Party or its Subsidiaries;
(h)    conferring by implication, estoppel or otherwise, upon either Party, any right or license under any Patents except for the releases and licenses expressly granted hereunder; or
(i)    an obligation to furnish any technical information, copyrights, mask works or know-how.
Section 7.    CONFIDENTIALITY AND PUBLICITY
7.1.    Press Release. TiVo may release a press release concerning the settlement of the Pending Litigation in the form of Exhibit C (the “Press Release”). Neither Party nor any of their respective Subsidiaries may make any other public announcement or press release concerning the settlement of the Pending Litigation. Nothing in this Section 7.1 will prevent either Party from disclosing and discussing the settlement of the Pending Litigation as permitted under Section 7.2 (including, without limitation, in connection with securities filings and discussions of the content of the Press Release and other publicly available information).
7.2.    Confidentiality. Except as set forth in the Press Release, each Party hereby agrees not to disclose to Third Parties without the prior written consent of the other Party: (i) the terms and conditions of this Agreement, or (ii) the confidential information of the other Party disclosed pursuant to this Agreement and marked as confidential, which in the case of Verizon will include non-public information in reports provided under Section 4.6 marked as confidential by Verizon. Notwithstanding the foregoing, no Party shall be liable for the disclosure of the terms and conditions of this Agreement or such confidential information (a) pursuant to judicial action or decree, or any requirement of any government or any agency or department thereof having jurisdiction over such Party, provided that in the reasonable opinion of counsel for such Party such disclosure is required and such Party to the extent reasonably practical shall have given the other Parties notice prior to such disclosure sufficient to allow the other Party to seek a protective order; (b) pursuant to a duly issued subpoena, provided that in the reasonable opinion of counsel for such Party such disclosure is required and such Party shall have given the other Parties notice prior to such disclosure and such disclosure is made only pursuant to a duly entered protective order under the highest level of designated confidentiality (for example, outside counsel’s eyes only); (c) for the purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, any other reports filed with the Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws or regulations or stock exchange rules; (d) to a Party’s affiliates, employees, consultants, contractors, auditors, legal, financial advisors, accountants, banks, or financing sources and their advisors, actual or prospective investors or acquirers of a Party or a Subsidiary (and their legal and financial advisors), or other representatives so long as such parties have a need to know such confidential information and are

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

expressly bound to keep such information confidential and not use such information for any unauthorized purpose; (e) as reasonably required in connection with the enforcement of this Agreement or any rights hereunder; (f) to the extent such terms and conditions have become generally known or available to the public other than through the breach of this Section 7.2 by the disclosing Party; or (g) to a good faith purchaser or potential purchaser of any Licensed Patent(s), so long as such purchaser is under a suitable non-disclosure agreement and only receives information regarding the scope of licenses granted under such Licensed Patent(s).
Section 8.    CHANGE OF CONTROL
8.1.    Change of Control. If a Party (the “Acquired Party”) undergoes a Change of Control involving a Third Party (the “Acquirer”), then each of the following subsections shall apply:
(a)    The Acquired Party shall give notice within thirty (30) days after the closing of such Acquisition to the other Party (“Non-Acquired Party”).
(b)    The license granted to the Acquired Party and its Subsidiaries will be limited to Licensed Products marketed, sold, licensed or announced by the Acquired Party or any of its Subsidiaries prior to the Change of Control (“Existing Licensed Products”) and improvements, updates, upgrades, bug fixes, modifications and follow on products and services to the Existing Licensed Products. The license will not otherwise extend to the Acquirer.
(c)    The license granted to the Non-Acquired Party and its Subsidiaries will remain in effect with respect to the Licensed Patents of the Acquired Party and its Subsidiaries. However, no rights or licenses will be granted to the Non-Acquired Party or its Subsidiaries with respect to any Patents of the Acquirer or its Subsidiaries (other than the Licensed Patents acquired as part of the Acquired Party or its Subsidiaries in the respective Change of Control transaction).
(d)    Except as otherwise expressly set forth above in this Section 8.1, the licenses granted to each Party and its Subsidiaries (and permitted successors and permitted assigns) will remain in effect after such Change of Control in accordance with this Agreement for the remainder of the Term.
Section 9.    GENERAL
9.1.    Notices. All notices that are required or permitted to be given hereunder shall be in writing and shall be sent (a) by overnight courier service, charges prepaid, written signature of the receiving party requested and received, to the Party to be notified, addressed to such Party at the physical address set forth below; and (b) by e-mail to the e-mail address set forth below, or such other physical and e-mail address(es) as such Party may have substituted by written notice to the other Party. In the event of any notice concerning breach of payment obligations, the Party providing notice will make reasonable attempts to reach at least one of the persons listed below within two (2) business days of sending such notice to speak by telephone to indicate that notice has been provided. The receipt of such notice (in the case of delivery by overnight courier service) or, if the addressee refuses to accept the tender of such notice, then the tender of such notice for delivery shall constitute the giving thereof.

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

if to TiVo:    TiVo Inc.
Attn: Office of the General Counsel
[*]

if to Verizon:    Verizon Communications Inc.
Attn: General Counsel
[*]

With a copy (which alone shall not constitute notice):

Verizon Communications Inc.
Attn: Senior Vice President and Deputy General Counsel
[*]

9.2.    Venue. The Parties shall bring any claims related to the interpretation or breach of this Agreement exclusively in the United States District Court for the District of Delaware; provided, however, that in the event the licenses under Sections 3.1 or 3.2 are suspended or terminated pursuant to Section 3.8 or Section 5.2(a), [*]. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply in any respect to this Agreement or sales of Goods. Nothing in this Agreement is, constitutes or shall be interpreted as or argued to be any admission, agreement, suggestion or acquiescence that [*].
9.3.    Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture, partnership, agency, employment or fiduciary relationship between the Parties. Neither TiVo nor any of its agents has any authority of any kind to bind Verizon in any respect whatsoever, neither Verizon nor any of its agents has any authority of any kind to bind TiVo in any respect whatsoever, and the relationship of the Parties is, and at all times shall continue to be, that of independent contractors. No Person except a Party to this Agreement may bring or assert any claim for breach or damages or other remedy under this Agreement and no other Person will have any rights as a third party beneficiary under this Agreement.
9.4.    Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other Party, including by operation of law. Notwithstanding the foregoing, such other Party’s consent shall not be required for any assignment to a Person that succeeds to all or substantially all of such Party’s business and assets to which this Agreement pertains (a) with respect to a Change of Control, subject to Section 8, or (b) other than as part of a Change of Control of Verizon, subject to the following additional requirements: [*]; however (x) any DVR Subscribers transferred or transitioned to the Transferred Verizon Services from any other MVPD Service of the assignee or its Subsidiaries after the closing of the assignment that are not already licensed under a TiVo Patent-In-Suit will be considered Additional Subscribers for purposes of this Agreement, and (y) the assignee will not have the right to make any further assignment of this Agreement; (vi) Verizon shall remain responsible for the performance of its obligations under this Agreement, including payment obligations (except to the extent such payments are actually made by the assignee); and (vii) the licenses granted by Verizon and its Subsidiaries to TiVo and its Subsidiaries under this Agreement will remain in effect notwithstanding such assignment.

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

TiVo may assign its right to receive payments under this Agreement without the prior written consent of Verizon. Any assignment of any Licensed Patents by a Party or any of its Subsidiaries shall remain subject to the licenses granted to the other Party and its Subsidiaries under this Agreement which shall remain in effect notwithstanding such assignment. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and permitted assigns.
9.5.    Subscriber Transfers. If Verizon or any of its Subsidiaries transfers or sells a portion of the Verizon Subscribers (“Transferred Subscribers”) in one transaction or a series of related transactions in conjunction with the sale or spinoff of one or more regional or local MVPD systems other than as set forth in Section 9.4 (each a “Subscriber Transfer”) to a Third Party (each a “Transferee”), then:
(a)    the license granted to Verizon and its Subsidiaries under Section 3.1 will remain in effect solely with respect to the DVRs that are [*] and will not extend to any other products or services of the Transferee or its Affiliates and specifically does not provide any right, license or other authority from TiVo to make, have made, offer to sell, sell or import any additional DVRs;
(b)    the Threshold Amount for the then-current calendar year and every calendar year of the Term thereafter will be reduced, effective as of the closing of the Subscriber Transfer, by multiplying each such Threshold Amount by an amount equal to (1 – x), where x is calculated as an amount equal to (i) the number of Transferred Subscribers, divided by (ii) the total number of Verizon Subscribers immediately prior to the Subscriber Transfer (for example, if Verizon transfers or sells [*] Transferred Subscribers in a Subscriber Transfer on December 15, 2014 when it has [*] Verizon Subscribers immediately before the transaction, then the Threshold Amount for each of 2014, 2015, 2016, 2017, and 2018 would be [*] going forward);
(c)    [*]; and
(d)    notwithstanding anything in this Section 9.5 to the contrary, [*].
9.6.    Waiver. A waiver, express or implied, of any right under this Agreement or of any failure to perform or breach hereof shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof, whether of the same, or a similar or dissimilar nature thereto.
9.7.    Severability. If any provision of this Agreement is unenforceable or invalid under any applicable law or is so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of the Parties within the limits of applicable law or applicable court decision.
9.8.    Bankruptcy. All licenses to Licensed Patents granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights of “intellectual property” and rights to “intellectual property” under agreements supplementary

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

thereto as “intellectual property” is defined under Section 101 of the Bankruptcy Code. The Parties agree that any Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of any bankruptcy or insolvency proceeding of any kind or nature. Each Party acknowledges that if another Party, as a debtor in possession, or a trustee-in-bankruptcy for such Party, in a case under the Bankruptcy Code, rejects this Agreement, the other Parties and their Subsidiaries may elect to retain their rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Each Party irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable law excuses such Party from accepting performance from or rendering performance to an entity other than the debtor or debtor in possession as a basis for opposing assumption of this Agreement in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute, provided that any Change of Control shall remain subject to Section 8 and provided further that, with respect to any proceeding under Chapter 11 of the Bankruptcy Code with respect to Verizon, solely if TiVo has received full payment of the Fee.
9.9.    Cumulative Remedies. The rights and remedies of the Parties as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies now or hereafter provided by law or at equity.
9.10.    Captions and Headings. The captions and headings used in this Agreement are inserted for convenience only, do not form a part of this Agreement, and shall not be used in any way to construe or interpret this Agreement.
9.11.    Construction. This Agreement has been negotiated by the Parties and shall be interpreted fairly in accordance with its terms and without any construction in favor of or against any Party.
9.12.    Sophisticated Parties Represented by Counsel. The Parties each acknowledge that they are sophisticated Parties represented at all relevant times during the negotiation and execution of this Agreement by counsel of their choice, and that they and their counsel have engaged in robust, arm’s-length negotiation of this Agreement.
9.13.    Counterparts. This Agreement may be executed (including by electronic transmission of scanned signature pages) in one or more counterparts with the same effect as if the Parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.
9.14.    Entire Agreement; Amendment. This Agreement, including the Exhibit(s) attached hereto which are incorporated herein by reference, [*], constitutes the entire understanding and only agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous negotiations, representations, term sheets, agreements, and understandings, written or oral, that the Parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the Parties hereto.

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.15.    [*].
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[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.
S

VERIZON COMMUNICATIONS INC. By: /s/ Craig Silliman_____ Name: Craig Silliman Title: Senior Vice President & Deputy General Counsel Date: September 21, 2012	TIVO INC. By: /s/ Matthew P. Zinn_____ Name: Matthew P. Zinn Title: Senior Vice President, General Counsel, Secretary and Chief Privacy Officer Date: September 21, 2012

Exhibits A-1, A-2, A-3, and A-4

Dismissal Motions

Exhibits B-1, B-2, B-3, and B-4

Inter Partes Petitions and Notices

Exhibit C

Press Release

Exhibit D

Threshold Amounts

[*]

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.